                       SIXTH SUPPLEMENTAL INDENTURE
                       dated as of January 13, 1998

                           ____________________



              This Sixth Supplemental Indenture, dated as of the 13th day of January, 1998 between CMS Energy Corporation, a corporation duly organized and existing under the laws of the State of Michigan (hereinafter called the "Issuer") and having its principal office at Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126, and NBD Bank, a Michigan banking corporation (hereinafter called the "Indenture Trustee") and having its principal Corporate Trust Office at 611 Woodward Avenue, Detroit, Michigan 48226.

                                WITNESSETH:

              WHEREAS, the Issuer and the Indenture Trustee (formerly known as NBD Bank, National Association) entered into an Indenture, dated as of September 15, 1992 (the "Original Indenture"), pursuant to which one or more series of debt securities of the Issuer (the "Securities") may be issued from time to time; and

              WHEREAS, Section 2.3 of the Original Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Original Indenture; and

              WHEREAS, Section 8.1(e) of the Original Indenture provides that a supplemental indenture may be entered into by the Issuer and the Indenture Trustee without the consent of any Holders of the Securities to establish the form and terms of the Securities of any series; and

              WHEREAS, the Issuer has requested the Indenture Trustee to join with it in the execution and delivery of this Sixth Supplemental Indenture in order to supplement and amend the Original Indenture by, among other things, establishing the form and terms of a series of Securities to be known as the Issuer's "Extendible Tenor Rate-Adjusted Securities" (the "X-TRAS"), providing for the issuance of the X-TRAS and amending and adding certain provisions thereof for the benefit of the Holders of the X-TRAS; and

              WHEREAS, the Issuer and the Indenture Trustee desire to enter into this Sixth Supplemental Indenture for the purposes set forth in Sections 2.3 and 8.1(e) of the Original Indenture as referred to above; and

              WHEREAS, the Issuer has furnished the Indenture Trustee with a copy of the resolutions of its Board of Directors certified by its Secretary or Assistant Secretary authorizing the execution of this Sixth Supplemental Indenture; and

              WHEREAS, all things necessary to make this Sixth
Supplemental Indenture a valid agreement of the Issuer and the Indenture Trustee and a valid supplement to the Original Indenture have been done,

              NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE

              WITNESSETH:

              For and in consideration of the premises and the purchase of the X-TRAS to be issued hereunder by holders thereof, the Issuer and the Indenture Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective holders from time to time of the X-TRAS, as follows:


                                ARTICLE I.
                     STANDARD PROVISIONS; DEFINITIONS

              SECTION 1. STANDARD PROVISIONS. The Original Indenture together with this Sixth Supplemental Indenture and all previous indentures supplemental thereto entered into pursuant to the applicable terms thereof are hereinafter sometimes collectively referred to as the "Indenture." All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture.

              SECTION 2. DEFINITIONS. Section 1.1 of the Original Indenture is amended to insert the new definitions applicable to the X-TRAS, in the appropriate alphabetical sequence, as follows:

              "Amortization Expense" means, for any period, amounts recognized during such period as amortization of capital leases, depletion, nuclear fuel, goodwill and assets classified as intangible assets in accordance with generally accepted accounting principles.
              "Applicable Premium" means, with respect to X-TRAS (or portion thereof) being redeemed at any time, the excess of (A) the present value at such time of the principal amount of such X-TRAS (or portion thereof) being redeemed plus all interest payments due on such X-TRAS (or portion thereof) from and after the date of redemption, which present value shall be computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such X-TRAS (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

              "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

              "Calculation Agent" means Morgan Stanley Capital Services, Inc., or such other calculation agent as may be provided from time to time under the ISDA Master Agreement. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Issuer.

              "Capital Lease Obligation" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

              "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or Letter Stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

              "Certificate" or "Certificates" shall have the meaning set forth in the Pass Through Trust Agreement.

              "Certificateholder" or "Certificateholders" shall have the meaning set forth in the Pass Through Trust Agreement.

              "Change in Control" means an event or series of events by which (i) the Issuer ceases to own beneficially, directly or indirectly, at least 80% of the total voting power of all classes of Capital Stock then outstanding of Consumers (whether arising from issuance of securities of the Issuer or Consumers, any direct or indirect transfer of securities by the Issuer or Consumers, any merger, consolidation, liquidation or dissolution of the Issuer or Consumers or otherwise); (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of the Issuer; or (iii) the Issuer consolidates with or merges into another corporation or directly or indirectly conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into the Issuer, in either event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is changed into or exchanged for cash, securities, or other property, other than any such transaction in which (A) the outstanding Voting Stock of the Issuer is changed into or exchanged for Voting Stock of the surviving corporation and (B) the holders of the Voting Stock of the Issuer immediately prior to such transaction retain, directly or indirectly, substantially proportionate ownership of the Voting Stock of the surviving corporation immediately after such transaction.

              "CMS Electric and Gas" means CMS Electric and Gas Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

              "CMS Gas Transmission and Storage" means CMS Gas
Transmission and Storage Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

              "CMS Generation" means CMS Generation Co., a Michigan corporation and wholly-owned subsidiary of Enterprises.

              "CMS MST" means CMS Marketing, Services and Trading Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

              "Consolidated Assets" means, at any date of determination, the aggregate assets of the Issuer and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

              "Consolidated Coverage Ratio" with respect to any period means the ratio of (i) the aggregate amount of Operating Cash Flow for such period to (ii) the aggregate amount of Consolidated Interest Expense for such period.

              "Consolidated Current Liabilities" means, for any period, the aggregate amount of liabilities of the Issuer and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (i) eliminating all inter-company items between the Issuer and any Consolidated Subsidiary and (ii) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

              "Consolidated Indebtedness" means, at any date of determination, the aggregate Indebtedness of the Issuer and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall not include any subordinated debt owned by any Hybrid Preferred Securities Subsidiary.

              "Consolidated Interest Expense" means, for any period, the total interest expense in respect of Consolidated Indebtedness of the Issuer and its Consolidated Subsidiaries, including, without duplication,
(i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) cash and noncash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of discount) and (vii) interest expense in respect of obligations of other Persons deemed to be Indebtedness of the Issuer or any Consolidated Subsidiaries under clause (v) or (vi) of the definition of Indebtedness, provided, however, that Consolidated Interest Expense shall exclude (a) any costs otherwise included in interest expense recognized on early retirement of debt and (b) any interest expense in respect of any Indebtedness of any Subsidiary of Consumers, CMS Generation, NOMECO,
CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary, provided that such Indebtedness is without recourse to any assets of the Issuer, Consumers, Enterprises, CMS Generation, NOMECO, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary.

              "Consolidated Net Income" means, for any period, the net income of the Issuer and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income:

              (1) any net income of any Person if such Person is not a Subsidiary, except that (A) the Issuer's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Consolidated Subsidiary as a dividend or other distribution and (B) the Issuer's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

              (2) any net income of any Person acquired by the Issuer or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

              (3) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Issuer or its Consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and

              (4) any net income of any Subsidiary of Consumers, CMS Generation, NOMECO, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary whose interest expense is excluded from Consolidated Interest Expense, provided, however, that for purposes of this subsection
     (iv), any cash, dividends or distributions of any such Subsidiary to the Issuer shall be included in calculating Consolidated Net Income.

              "Consolidated Net Tangible Assets" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of the Issuer and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities;
(ii) minority interests in Consolidated Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary; (iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by Board resolutions; (iv) any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (vi) treasury stock; and (vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

              "Consolidated Net Worth" of any Person means the total of the amounts shown on the consolidated balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of any date selected by such Person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (i) the par or stated value of all outstanding Capital Stock plus (ii) paid- in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

              "Consolidated Subsidiary" means, any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Issuer in accordance with generally accepted accounting principles.

              "Consumers" means Consumers Energy Company, a Michigan corporation, all of whose common stock is on the date hereof owned by the Issuer.

              "covenant defeasance" shall have the meaning set forth in
Section 6.04.

              "Designated Enterprises Subsidiary" means any wholly-owned subsidiary of Enterprises formed after the date of this Sixth Supplemental Indenture which is designated a Designated Enterprises Subsidiary by the Board of Directors.

              "Enterprises" means CMS Enterprises Company, a Michigan corporation and wholly-owned subsidiary of the Issuer.

              "Early Redemption Option" shall have the meaning set forth in Section 7.01(b).

              "Event of Default" with respect to the X-TRAS has the meaning specified in Article V of this Sixth Supplemental Indenture.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable for or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

              "Exercise Date" means the Premium Termination Date.

              "Extended Stated Maturity" shall have the meaning set forth in Section 2.01.

              "Extension Notice" shall have the meaning set forth in the Pass Through Trust Agreement.

              "Extension Option" shall have the meaning set forth in the Pass Through Trust Agreement.

              "Extension Option Buyer" means Morgan Stanley Capital
Services, Inc.

              "FD Redemption Option" shall have the meaning set forth in
Section 7.01(c).

              "Final Distribution" shall have the meaning set forth in the Pass Through Trust Agreement.

              "Final Distribution Date" shall have the meaning set forth in the Pass Through Trust Agreement.

              "Hybrid Preferred Securities" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics: (i) such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Issuer or Consumers in exchange for subordinated debt issued by the Issuer or Consumers, respectively; (ii) such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and (iii) the Issuer or Consumers (as the case may be) makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the Hybrid Preferred Securities.

              "Hybrid Preferred Securities Subsidiary" means any business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Issuer or Consumers) at all times by the Issuer or Consumers, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of subordinated debt issued by the Issuer or Consumers (as the case may be) and payments made from time to time on such subordinated debt.

              "ISDA Amount" shall mean such amount as may be due and payable by the Pass Through Trust under the ISDA Master Agreement under the circumstances contemplated thereby as notified to the Issuer, the Indenture Trustee and the Pass Through Trustee by the Calculation Agent.

              "Indebtedness" of any Person means, without duplication,

              (i)     the principal of and premium (if any) in respect of
     (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

              (ii)    all Capital Lease Obligations of such Person;

              (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

              (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

              (v)     all obligations of the type referred to in clauses
     (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

              (vi)    all obligations of the type referred to in clauses
     (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

              "Initial Stated Maturity" means, with respect to the X-TRAS, January 15, 2005.

              "Interest Payment Date" means July, 15 1998 and each January 15 and July 15 in each year thereafter.

              "ISDA Master Agreement" means the ISDA Master Agreement, Schedule and Confirmation dated as of January 13, 1998 entered into by the Pass Through Trust and the Extension Option Buyer, as amended from time to time.

              "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Issuer or any Subsidiary against fluctuations in interest rates.

              "legal defeasance" shall have the meaning set forth in
Section 6.03.

              "Letter Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is intended to reflect the separate performance of certain of the businesses or operations conducted by such corporation or any of its subsidiaries.

              "Lien" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

              "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the aggregate proceeds of such Asset Sale including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by the Issuer, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Issuer and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary of the Issuer as a reserve against any liabilities associated with such Asset Sale including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles and (b) with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by the Issuer, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25 million, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

              "NOMECO" means, CMS NOMECO Oil & Gas Co., a Michigan corporation and wholly-owned subsidiary of Enterprises.

              "Non-Convertible Capital Stock" means, with respect to any corporation, any non- convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

              "Operating Cash Flow" means, for any period, with respect to the Issuer and its Consolidated Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

              "Other Rating Agency" shall mean any one of Duff & Phelps Credit Rating Co., Fitch Investors Service, L.P. or Moody's Investors Service, Inc., and any successor to any of these organizations which is a nationally recognized statistical rating organization.

              "Pass Through Trust" means the CMS Energy X-TRASsm Pass Through Trust I created under the Pass Through Trust Agreement, as holder of the X-TRAS from the Original Issue Date to the Initial Stated Maturity.

              "Pass Through Trust Agreement" means the Amended and Restated Pass Through Trust Agreement dated as of January 13, 1998 between the Issuer and the Pass Through Trustee.

              "Pass Through Trustee" means the Pass Through Trustee appointed from time to time under the Pass Through Trust Agreement (which initially shall be Wilmington Trust Company).

              "Paying Agent" means any person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any of the X-TRAS on behalf of the Issuer. Initially, the Paying Agent is the Indenture Trustee.

              "Predecessor X-TRAS" of any particular X-TRAS means all previous X-TRAS evidencing all or a portion of the same debt as that evidenced by such particular X-TRAS; and, for the purposes of the definition, any X-TRAS authenticated and delivered under Section 2.9 of the Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen X-TRAS shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen X-TRAS.

              "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

              "Premium Termination Date" means the 90th day prior to the Initial Stated Maturity. If the 90th day prior to the Initial Stated Maturity is not a Business Day, then the Premium Termination Date shall be the next succeeding Business Day.

              "Put Option" shall have the meaning set forth in
Section 7.02.

              "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the Stated Maturity of the Outstanding X-TRAS or is redeemable at the option of the holder thereof at any time prior to the first anniversary of the Stated Maturity of the Outstanding X-TRAS.

              "Redemption Date" means the date specified for redemption of the X-TRAS by the Issuer in a notice provided pursuant to Section 7.01(b).

              "Reference Treasury Note Yield" means 5.80%.

              "Remarketing Agent" means Morgan Stanley & Co. Incorporated or such other investment banking institution as shall be selected in accordance with Section 8.02 in connection with a remarketing of the X-TRAS.

              "Remarketing Deadline" means the fifteenth day prior to the Initial Stated Maturity or such earlier date as may be mutually agreed by the Issuer, the Indenture Trustee, the Pass Through Trustee and the Extension Option Buyer.

              "Remarketing Procedure" shall have the meaning set forth in
Section 8.02.

              "Required Remarketing Proceeds" shall have the meaning set forth in Section 8.01.

              "Restricted Subsidiary" means any Subsidiary (other than Consumers and its subsidiaries) of the Issuer which, as of the date of the Issuer's most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of the Issuer and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors; provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist or the Issuer and its Restricted Subsidiaries could not incur at least one dollar of additional Indebtedness under Section 4.03, and (i) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (ii) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by the Issuer or a Restricted Subsidiary and (iii) such Restricted Subsidiary must be a Consolidated Subsidiary.

              "satisfaction and discharge" shall have the meaning set forth in Section 6.02.

              "Settlement Date" means the settlement date under the ISDA Master Agreement (which is the Initial Stated Maturity).

              "Standard & Poor's" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the X-TRAS or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by the Issuer which is acceptable to the Indenture Trustee.

              "Subordinated Indebtedness" means any Indebtedness of the Issuer (whether outstanding on the date of this Sixth Supplemental Indenture or thereafter incurred) which is contractually subordinated or junior in right of payment to the X-TRAS.

              "Support Obligations" means, for any Person, without duplication, any financial obligation, contingent or otherwise, of such Person guaranteeing or otherwise supporting any debt or other obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt,
(ii) to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt, (iv) to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt), or (v) to perform, or arrange for the performance of, any non-monetary obligations or non- funded debt payment obligations of the primary obligor.

              "Tax-Sharing Agreement" means the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated January 1, 1994, as amended or supplemented from time to time, by and among Issuer, each of the members of the Consolidated Group (as defined therein), and each of the corporations that become members of the Consolidated Group.

              "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) (the "Statistical Release") which has become publicly available at least two Business Days prior to the redemption date or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to stated maturity of the X-TRAS; provided, however, that if the average life to stated maturity of the X-TRAS is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

              "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

              "Yield" means the yield-to-maturity on the then current 7-year U.S. Treasury Note as determined by linear interpolation, which shall equal the sum of (i) 0.6 times the 5-year then current offered-side yield and (ii) 0.4 times the 10-year then current offered-side yield, in each case, in respect of the on-the-run most recently issued U.S. Treasury Notes, as published on Telerate page 500 as of approximately 12:30 p.m., New York City time, on the Exercise Date. If Telerate 500 is unavailable, "Yield" means the arithmetic mean of offered-side yields for the then current 7-year U.S. Treasury Note as determined by linear interpolation, which shall equal the sum of (i) 0.6 times the 5-year then current offered-side yield and (ii) 0.4 times the 10-year then current offered-side yield, in each case, in respect of the on-the-run most recently issued U.S. Treasury Notes, without regard to highest and lowest yields, quoted as of approximately 12:30 p.m., New York City time, on the Exercise Date by five primary dealers in U.S. Treasury Notes selected by the Calculation Agent.

              Certain terms, used principally in Articles Three and Four of this Sixth Supplemental Indenture, are defined in those Articles.


                                ARTICLE II.

                DESIGNATION AND TERMS OF THE X-TRAS; FORMS

              SECTION 1. ESTABLISHMENT OF SERIES. a. There is hereby created a series of Securities to be known and designated as the "Extendible Tenor Rate-Adjusted Securities" and limited in aggregate principal amount (except as contemplated in Section 2.3(f)(2) of the Indenture) to $180,000,000. If the Yield on the Exercise Date is equal to or greater than the Reference Treasury Note Yield, the X-TRAS will mature on January 15, 2005 (the "Initial Stated Maturity"). If the Yield on the Exercise Date is less than the Reference Treasury Note Yield, the maturity of the X-TRAS will be extended until January 15, 2012 (the "Extended Stated Maturity").

              b. During the period commencing on the Original Issue Date and ending on the Initial Stated Maturity, the X-TRAS will bear interest from the Original Issue Date, or from the most recent date to which interest has been paid or duly provided for, at the rate of 7% per annum stated therein until the principal thereof is paid or made available for payment on the Initial Stated Maturity; provided, that if the maturity of the X-TRAS is extended until the Extended Stated Maturity, the X-TRAS will bear interest from the date of closing of the remarketed X-TRAS, at such rate per annum as may be established pursuant to Article VIII, until the principal thereof is paid or made available for payment on the
Extended Stated Maturity.   Interest will be payable semiannually on each
Interest Payment Date and at Maturity, as provided in the form of X-TRAS in Section 2.03 hereof.

              c. The Record Date referred to in Section 2.3(f)(4) of the Indenture for the payment of the interest on any X-TRAS payable on any Interest Payment Date (other than at Maturity) shall be the first day (whether or not a Business Day) of the calendar month in which such Interest Payment Date occurs and, in the case of interest payable at Maturity, the Record Date shall be the date of Maturity.

              (d) The payment of the principal of, premium (if any) and interest on the X- TRAS shall not be secured by a security interest in any property.

              (e) The X-TRAS shall be redeemable at the option of the Issuer as provided in Section 7.01(b) and (c) hereof. The holders of X-TRAS shall not be entitled to any sinking fund payments. The X-TRAS shall be purchased by the Issuer at the option of the Holders thereof as provided in Sections 3.01, 4.05 and 7.02 hereof.

              (f)     The X-TRAS shall not be convertible.

              (g) The X-TRAS will not be subordinated to the payment of Senior Debt.

              (h) The Issuer will not pay any additional amounts on the X-TRAS held by a Person who is not a U.S. Person in respect of any tax, assessment or government charge withheld or deducted.

              (i) The events specified in Events of Default with respect to the X-TRAS shall include the events specified in Article Five of this Sixth Supplemental Indenture. In addition to the covenants set forth in Article Three of the Original Indenture, the Holders of the X-TRAS shall have the benefit of the covenants of the Issuer set forth in Article Four hereto.

              (j) In the event the maturity of the X-TRAs is extended until the Extended Maturity Date, then, unless the Issuer exercises the FD Redemption Option (which option the Issuer shall be entitled to exercise at any time subsequent to the delivery of the Extension Notice and prior to the earlier of the pricing of the remarketing and the Remarketing Deadline), the interest rate borne by the X-TRAS will be reset in order that the X-TRAS may be remarketed so as to yield proceeds at least sufficient to make available to the Pass Through Trustee on the Final Distribution Date an amount in cash equal to 100% of the principal amount thereof plus the ISDA Amount. The remarketing of the X-TRAS will be conducted in accordance with the provisions of Article VIII hereof.

              SECTION 2. FORMS GENERALLY. The X-TRAS and Indenture Trustee's certificates of authentication shall be in substantially the form set forth in this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such X-TRAS, as evidenced by their execution thereof.

              The definitive X-TRAS shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the officers executing such X-TRAS, as evidenced by their execution thereof.

              SECTION 3.  FORM OF FACE OF X-TRAS.

                          CMS ENERGY CORPORATION
         7% EXTENDIBLE TENOR RATE-ADJUSTED SECURITIES ("X-TRAS_")

No. ________                                                   $__________

              CMS Energy Corporation, a corporation duly organized and existing under the laws of the State of Michigan (herein called the "Issuer", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to _________________________________, or registered assigns, the principal sum of ____________________ Dollars on January 15, 2005 ("Initial Stated Maturity") or, in the event the maturity of the X-TRAS is extended until the Extended Stated Maturity, January 13, 2012 and to pay interest thereon, semi-annually on January 15 and July 15 in each year, from January 13, 1998 (the "Original Issue Date") or from the most recent Interest Payment Date to which interest has been paid or duly provided for, commencing July 15, 1998 at the rate of 7% per annum, until the principal hereof is paid or made available for payment on the Initial Stated Maturity; provided, that if the maturity of the X-TRAS is extended until the Extended Stated Maturity, the X-TRAS will bear interest from the date of closing of the remarketed X-TRAS at such rate per annum as may be established pursuant to the Remarketing Procedure, until the principal hereof is paid or made available for payment on the Extended Stated Maturity. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Extendible Tenor Rate-Adjusted Security ("Security") (or one or more Predecessor X-TRAS) is registered at the close of business on the Record Date for such interest, which shall be the first day of the calendar month in which such Interest Payment Date occurs (whether or not a Business Day) except that the Record Date for interest payable at the Initial Stated Maturity or Extended Stated Maturity shall be the date of such Initial Stated Maturity or Extended Stated Maturity. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor X-TRAS) is registered at the close of business on a subsequent Record Date (which shall be not less than five Business Days prior to the date of payment of such defaulted interest) for the payment of such defaulted interest to be fixed by the Indenture Trustee, notice whereof shall be given to Holders of X-TRAS not less than 15 days preceding such subsequent Record Date.

              Payment of the principal of (and premium, if any) and interest, if any, on this Security will be made at the office or agency of the Issuer maintained for that purpose in New York, New York (the "Place of Payment"), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Issuer payment of the principal of (and premium, if any) and interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account designated by such Person not later than ten days prior to the date of such payment. If the date on which payment of principal or interest on this Security becomes due is not a Business Day, then such principal or interest shall be due and payable on the next succeeding Business Day.

              Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

              Unless the certificate of authentication hereon has been executed by the Indenture Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

              IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

Dated:

                                               CMS ENERGY CORPORATION


                                               By: _______________________

                                               Its:_______________________


                                               By: _______________________

                                               Its:_______________________


Attest:

              SECTION 4.  FORM OF REVERSE OF SECURITY.

              This 7% Extendible Tenor Rate-Adjusted Security is one of a duly authorized issue of securities of the Issuer (herein called the "X-TRAS"), issued and to be issued under an Indenture, dated as of September 15, 1992, as supplemented by certain supplemental indentures, including the Sixth Supplemental Indenture, dated as of January 13, 1998 (herein collectively referred to as the "Indenture"), between the Issuer and NBD Bank, a Michigan banking corporation (formerly known as NBD Bank, National Association), as Indenture Trustee (herein called the "Indenture Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Indenture Trustee, the Holders of the X-TRAS and of the terms upon which the X- TRAS are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $180,000,000.

              The X-TRAS will be redeemable at any time, at the option of the Issuer, in whole or in part, on any date on or prior to the Premium Termination Date on not less than 30 nor more than 60 days' notice to the Indenture Trustee, the Pass Through Trustee and the Extension Option Buyer, at a redemption price ("Early Redemption Price") equal to the sum of (i) 100% of the principal amount of the X-TRAS being redeemed, together with accrued interest, thereon to the Redemption Date plus the Applicable Premium (but interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holder thereof of record at the close of business on the relevant Record Date referred to on the face hereof all as provided in the Indenture) plus (ii) the ISDA Amount, if any, as of the second Business Day preceding the Redemption Date as determined by the Extension Option Buyer and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee by 12 noon, New York City time, on such second preceding Business Day. In no event will the Early Redemption Price calculated pursuant to the foregoing clause (i) ever be less than 100% of the principal amount of the X- TRAS plus accrued interest to the Redemption Date. The Notional Amount used to determine the ISDA Amount shall be equal to the aggregate principal amount of X-TRAS redeemed. The following definitions are used to determine the Applicable
Premium:

              "Applicable Premium" means, with respect to X-TRAS (or portion thereof) being redeemed at any time, the excess of (A) the present value at such time of the principal amount of such X-TRAS (or portion thereof) being redeemed plus all interest payments due on such X- TRAS (or portion thereof) from and after the date of redemption, which present value shall be computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such X-TRAS (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

              "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) (the "Statistical Release") which has become publicly available at least two Business Days prior to the redemption date or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to stated maturity of the X-TRAS; provided, however, that if the average life to stated maturity of the X-TRAS is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

              In the event of redemption of the X-TRAS in part, new X-TRAS for the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation hereof.

              If the X-TRAS are extended until the Extended Stated Maturity, the Issuer shall have the option (the "FD Redemption Option"), in lieu of permitting the X-TRAS to be remarketed in accordance with
Section 8.01 of the Indenture, to redeem the X-TRAS in whole on the Initial Stated Maturity, by irrevocable notice given to the Indenture Trustee, the Pass Through Trustee, the Extension Option Buyer and the Calculation Agent not later than the Remarketing Deadline, at a redemption price, payable in cash, equal to the sum of (i) 100% of the principal amount of the X-TRAS being redeemed together with accrued interest, if any, thereon to the Initial Stated Maturity plus (ii) the ISDA Amount, if any, as of the Exercise Date (as calculated by the Calculation Agent on the Exercise Date and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee on or promptly following such date (but in any event within five Business Days thereafter)), which redemption price shall be payable at the Initial Stated Maturity. The Notional Amount used to determine the ISDA Amount shall be the aggregate principal amount of the X-TRAS outstanding as of the Exercise Date.

              If a Change in Control occurs, the Issuer shall notify the Holder of this Security, the Indenture Trustee, the Pass Through Trustee and the Extension Option Buyer of such occurrence and each Holder shall have the right to require the Issuer to make a Required Repurchase of all or any part of this Security at a Change in Control Purchase Price equal to 101% of the principal amount of the X-TRAS to be so purchased together with accrued interest thereon to the date of repurchase plus (in the aggregate with all other X-TRAS repurchased pursuant to such Required Repurchase) the ISDA Amount, if any, as of the second Business Day preceding the Change in Control Purchase Date as determined by the Extension Option Buyer and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee by 12 noon, New York City time, on such second preceding Business Day, as more fully provided in the Indenture and subject to the terms and conditions set forth therein. In the event of a Required Repurchase of only a portion of this Security, a new Security or Notes for the unrepurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

              In the event that the Issuer has Excess Proceeds from an Asset Sale, it shall be required to make an offer to purchase from Holders on a pro rata basis an aggregate principal amount of X-TRAS equal to the Excess Proceeds, at a purchase price equal to the sum of (i) 100% of the principal amount of and unpaid interest, if any, to the purchase date on such X- TRAS, plus (ii) (in the aggregate with all other X-TRAS repurchased pursuant to such Excess Proceeds Offer) the ISDA Amount as of the second Business Day preceding the Excess Proceeds Purchase Date as determined by the Extension Option Buyer and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee by 12 noon, New York City time, on such second preceding Business Day.

              If the maturity of the X-TRAS is extended and for any reason the Pass Through Trustee does not receive an amount in cash equal to the principal amount of and interest on the X-TRAS plus the ISDA Amount by the Remarketing Deadline, the Holders of the X-TRAS will be deemed to have exercised the Put Option and required the Issuer to purchase all of the outstanding X-TRAS on the Initial Stated Maturity at a purchase price equal to 100% of the principal amount of and interest on the X-TRAS.

              If an Event of Default with respect to this Security shall occur and be continuing, the principal of this Security may be declared due and payable in the manner and with the effect provided in the Indenture. If any such acceleration occurs, the Issuer will also be obligated to pay the ISDA Amount, if any, as of the date of such acceleration, as determined by the Extension Option Buyer and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee within five Business Days after the date of such acceleration.

              In any case where any Interest Payment Date, repurchase date, Stated Maturity or Maturity of any Security shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of the Indenture or this Security), payment of interest or principal (and premium, if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date, repurchase date or at the Stated Maturity or Maturity; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, redemption date, repurchase date, Stated Maturity or Maturity, as the case may be, to such Business Day.

              The Indenture contains provisions for defeasance at any time of (i) the entire indebtedness of this Security or (ii) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth therein.

              The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of all Outstanding X-TRAS under the Indenture at any time by the Issuer and the Indenture Trustee with the consent of the Holders of not less than a majority in principal amount of Securities of all series then Outstanding and affected (voting as one class). No such amendment or modification may be made to the Indenture which has a material adverse effect on the Extension Option Buyer without the consent of the Extension Option Buyer.

              The Indenture permits the Holders of not less than a majority in principal amount of Securities of all series at the time Outstanding with respect to which a default shall have occurred and be continuing (voting as one class) to waive on behalf of the Holders of all Outstanding Securities of such series any past default by the Issuer, provided that no such waiver may be made with respect to a default in the payment of the principal of or the interest on any Security of such series or the default by the Issuer in respect of certain covenants or provisions of the Indenture, the modification or amendment of which must be consented to by the Holder of each Outstanding Security of each series affected or by the Extension Option Buyer, as the case may be.

              As set forth in, and subject to, the provisions of the Indenture, no Holder of any Securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Indenture Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the Outstanding Securities of each affected series (voting as one class) shall have made written request, and offered reasonable indemnity, to the Indenture Trustee to institute such proceeding as trustee, and the Indenture Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of each affected series (voting as one class) a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or any interest on this Security on or after the respective due dates expressed herein.

              No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

              As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

              The X-TRAS are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, X-TRAS are exchangeable for a like aggregate principal amount of X-TRAS and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

              No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

              The Issuer shall not be required to (a) issue, exchange or register the transfer of this Security for a period of 15 days next preceding the mailing of the notice of redemption of X-TRAS or (b) exchange or register the transfer of any Security or any portion thereof selected, called or being called for redemption, except in the case of any Security to be redeemed in part, the portion thereof not so to be redeemed.

              Prior to due presentment of this Security for registration of transfer, the Issuer, the Indenture Trustee and any agent of the Issuer or the Indenture Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Indenture Trustee nor any such agent shall be affected by notice to the contrary.

              All terms used in this Security without definition which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

              SECTION 2.05. FORM OF INDENTURE TRUSTEE'S CERTIFICATE OF AUTHENTICATION. The Indenture Trustee's certificates of authentication shall be in substantially the following form:

              This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.


                                       __________________________________
                                               as Indenture Trustee


                                       By: ______________________________
                                               Authorized Officer


                               ARTICLE III.

                             CHANGE IN CONTROL

              SECTION 1. CHANGE IN CONTROL. Upon the occurrence of a Change in Control (the effective date of such Change in Control being the "Change in Control Date"), each Holder of X-TRAS shall have the right to require that the Issuer repurchase (a "Required Repurchase") all or any part of such Holder's X-TRAS at a repurchase price (the "Change in Control Purchase Price") payable in cash equal to the sum of (i) 101% of the principal amount of such X-TRAS plus accrued interest to the Change in Control Purchase Date (as defined below) (the "Change in Control Purchase Price") plus (in the aggregate with all other X-TRAS repurchased pursuant to this Section 3.01) the ISDA Amount, if any, as of the second Business Day preceding the Change in Control Purchase Date as determined by the Extension Option Buyer and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee by 12 noon, New York City time, on such second preceding Business Day. The Notional Amount used to determine the ISDA Amount shall be equal to the aggregate principal amount of X-TRAS tendered for repurchase and not withdrawn.

              a. Within 30 days following the Change in Control Date, the Issuer shall mail a notice (the "Required Repurchase Notice") to each Holder with copies to the Indenture Trustee, Pass Through Trustee and Extension Option Buyer stating:

                      (1) that a Change in Control has occurred and that such Holder has the right to require the Issuer to repurchase all or any part of such Holder's X-TRAS at the Change in Control Purchase Price;

                      (2)     the Change in Control Purchase Price;

                      (3) the date on which any Required Repurchase shall be made (which shall be no earlier than 60 days nor later than 90 days from the date such notice is mailed) (the "Change in Control Purchase Date");

                      (4)     the name and address of the Paying Agent;
              and

                      (5) the procedures that Holders must follow to cause the X-TRAS to be repurchased, which shall be consistent with this Section and the Indenture.

              b. Holders electing to have X-TRAS repurchased must deliver a written notice (the "Change in Control Purchase Notice") to the Paying Agent (initially the Indenture Trustee) at its corporate trust office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purposes, not later than 30 days prior to the Change in Control Purchase Date. The Change in Control Purchase Notice shall state: (i) the portion of the principal amount of any X-TRAS to be repurchased, which portion must be $1,000 or an integral multiple thereof; (ii) that such X-TRAS are to be repurchased by the Issuer pursuant to the change in control provisions of the Indenture; and (iii) unless the X-TRAS are represented by one or more Global Notes, the certificate numbers of the X-TRAS to be delivered by the Holder thereof for repurchase by the Issuer. Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent not later than three Business Days prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the X-TRAS as to which the withdrawal notice relates and the principal amount of such X-TRAS, if any, which remains subject to a Change in Control Purchase Notice.

              c. Payment of the Change in Control Purchase Price for X-TRAS for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such X-TRAS (together with necessary endorsements) to the Paying Agent at its office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such X-TRAS will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such X-TRAS. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such X- TRAS on the Business Day following the Change in Control Purchase Date, then, on and after such date, interest will cease accruing, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the X-TRAS).

              d. The Issuer shall comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by the Issuer to repurchase X-TRAS at the option of Holders upon a Change in Control.

              e. No X-TRAS may be repurchased by the Issuer as a result of a Change in Control if there has occurred and is continuing an Event of Default (other than a default in the Payment of the Change in Control Purchase Price with respect to the X-TRAS).


                                ARTICLE IV.

                    ADDITIONAL COVENANTS OF THE ISSUER
                        WITH RESPECT TO THE X-TRAS

              SECTION 1. LIMITATION ON CERTAIN LIENS. So long as any of the X-TRAS are outstanding, the Issuer shall not create, incur, assume or suffer to exist any Lien or any other type of arrangement intended or having the effect of conferring upon a creditor of the Issuer or any Subsidiary a preferential interest upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the X-TRAS shall (so long as any such other creditor shall be so secured) be equally and ratably secured (along with any other creditor similarly entitled to be secured) by a direct Lien on all property subject to such Lien, provided, however, that the foregoing restrictions shall not apply to:

              (1) Liens for taxes, assessments or governmental charges or levies to the extent not past due;

              (2) pledges or deposits to secure (a) obligations under workmen's compensation laws or similar legislation, (b) statutory obligations of the Issuer or (c) Support Obligations at any one time outstanding;

              (3) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue or which have been fully bonded and are being contested in good faith;

              (4) purchase money Liens upon or in property acquired and held by the Issuer in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien being extended, renewed or replaced, and provided, further, that the aggregate principal amount of the Indebtedness at any one time outstanding secured by Liens permitted by this clause (iv) shall not exceed $10,000,000; and

              (5)     Liens not otherwise permitted by clauses (i) through
     (iv) of this Section securing Indebtedness of the Issuer; provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all of the secured Indebtedness of the Issuer at such date shall not exceed 5% of Consolidated Net Tangible Assets at such date.

              SECTION 2. LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE OF ASSETS. So long as any of the X-TRAS are Outstanding and until senior unsecured debt of the Issuer is rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency (or, if Standard & Poor's shall change its rating system, an equivalent of such rating then employed by such organization), at which time the Issuer will be permanently released from the provisions of this Section 4.02, and subject also to Article Nine of the Indenture, the Issuer shall not consolidate with or merge into any other Person or sell, lease or convey the property of the Issuer in the entirety or substantially as an entirety, unless (i) immediately after giving effect to such transaction the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of the Issuer immediately prior to the transaction, and (ii) after giving effect to such transaction, the surviving entity would be entitled to incur at least one dollar of additional Indebtedness (other than revolving Indebtedness to banks) without violation of the limitations in Section 4.03 hereof.

              SECTION 3. LIMITATION ON CONSOLIDATED INDEBTEDNESS. a. So long as any of the X-TRAS are Outstanding and until the senior unsecured debt of the Issuer is rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency (or, if Standard & Poor's shall change its rating system, an equivalent of such rating then employed by such organization), at which time the Issuer will be permanently released from the provisions of this Section 4.03, the Issuer shall not, and shall not permit any Consolidated Subsidiary of the Issuer to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, "issue"), directly or indirectly, any Indebtedness unless the Consolidated Coverage Ratio of the Issuer and its Consolidated Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of the Issuer and its Consolidated Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (i) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (ii) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (iii) the acquisition of any company or business acquired by the Issuer or any Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings of such company or business), including any acquisition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition occurred at the beginning of the period) exceeds a ratio of 1.7 to 1.0.

              b. Notwithstanding the foregoing paragraph, the Issuer or any Restricted Subsidiary may issue, directly or indirectly, the following Indebtedness:

              (a) Indebtedness of the Issuer to banks not to exceed $1,000,000,000 in aggregate outstanding principal amount at any time;

              (b) Indebtedness (other than Indebtedness described in clause (1) of this Subsection) outstanding on the date of this Sixth Supplemental Indenture, as set forth on Schedule 4.03(b)(2) attached hereto and made a part hereof, and Indebtedness issued in exchange for, or the proceeds of which are used to refund or refinance, any Indebtedness permitted by this clause (2); provided, however, that
     (i) the principal amount (or accreted value in the case of Indebtedness issued at a discount) of the Indebtedness so issued shall not exceed the principal amount (or accreted value in the case of Indebtedness issued at a discount) of, premium, if any, and accrued but unpaid interest on, the Indebtedness so exchanged, refunded or refinanced and (ii) the Indebtedness so issued (A) shall not mature prior to the stated maturity of the Indebtedness so exchanged, refunded or refinanced, (B) shall have an Average Life equal to or greater than the remaining Average Life of the Indebtedness so exchanged, refunded or refinanced and (C) if the Indebtedness to be exchanged, refunded or refinanced is subordinated to the X-TRAS, the Indebtedness is subordinated to the X-TRAS in right of payment;

              (c) Indebtedness of the Issuer owed to and held by a Subsidiary and Indebtedness of a Subsidiary owed to and held by the Issuer; provided, however, that, in the case of Indebtedness of the Issuer owed to and held by a Subsidiary, (i) any subsequent issuance or transfer of any Capital Stock that results in any such Subsidiary ceasing to be a Subsidiary or (ii) any transfer of such Indebtedness (except to the Issuer or a Subsidiary) shall be deemed for the purposes of this Subsection to constitute the issuance of such Indebtedness by the Issuer;

              (d) Indebtedness of the Issuer issued in exchange for, or the proceeds of which are used to refund or refinance, Indebtedness of the Issuer issued in accordance with Subsection (a) of this Section, provided that (i) the principal amount (or accreted value in the case of Indebtedness issued at a discount) of the Indebtedness so issued shall not exceed the principal amount (or accreted value in the case of Indebtedness issued at a discount) of, premium, if any, and accrued but unpaid interest on, the Indebtedness so exchanged, refunded or refinanced and (ii) the Indebtedness so issued (A) shall not mature prior to the stated maturity of the Indebtedness so exchanged, refunded or refinanced, (B) shall have an Average Life equal to or greater than the remaining Average Life of the Indebtedness so exchanged, refunded or refinanced and (C) if the Indebtedness to be exchanged, refunded or refinanced is subordinated to the X-TRAS, the Indebtedness so issued is subordinated to the X-TRAS in right of payment;

              (e) Indebtedness of a Restricted Subsidiary issued in exchange for, or the proceeds of which are used to refund or refinance, Indebtedness of a Restricted Subsidiary issued in accordance with Subsection (a) of this Section, provided that (i) the principal amount (or accreted value in the case of Indebtedness issued at a discount) of the Indebtedness so issued shall not exceed the principal amount (or accreted value in the case of Indebtedness issued at a discount) of, premium, if any, and accrued but unpaid interest on, the Indebtedness so exchanged, refunded or refinanced and (ii) the Indebtedness so issued (A) shall not mature prior to the stated maturity of the Indebtedness so exchanged, refunded or refinanced and (B) shall have an Average Life equal to or greater than the remaining Average Life of the Indebtedness so exchanged, refunded or refinanced.

              (f) Indebtedness of a Consolidated Subsidiary issued to acquire, develop, improve, construct or to provide working capital for a gas, oil or electric generation, exploration, production, distribution, storage or transmission facility and related assets, provided that such Indebtedness is without recourse to any assets of the Issuer, Consumers, Enterprises, CMS Generation, NOMECO,
     CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary;

              (g) Indebtedness of a Person existing at the time at which such person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary. Such Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Consolidated Subsidiary;

              (h) Indebtedness issued by the Issuer not to exceed $150,000,000 in aggregate principal amount at any time; and

              (i) Indebtedness of a Consolidated Subsidiary in respect of rate reduction bonds issued to recover electric restructuring transition costs of Consumers provided that such Indebtedness is without recourse to the assets of Consumers.

              SECTION 4. LIMITATION ON RESTRICTED PAYMENTS. a. So long as the X-TRAS are Outstanding and until senior unsecured debt of the Issuer is rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency (or, if Standard & Poor's shall change its rating system, an equivalent of such rating then employed by such organization), at which time the Issuer will be permanently released from the provisions of this Section 4.04, the Issuer shall not, and shall not permit any Restricted Subsidiary of the Issuer, directly or indirectly, to
(i) declare or pay any dividend or make any distribution on the Capital Stock of the Issuer to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to the Issuer or a Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer, or (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being hereinafter referred to as a "Restricted Payment") if at the time the Issuer or such Subsidiary makes such Restricted Payment:

              (a) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or

              (b) the aggregate amount of such Restricted Payment and all other Restricted Payments made since May 6, 1997 would exceed the sum of:

                      i)      $100,000,000;

                      ii) 100% of Consolidated Net Income, accrued during the period (treated as one accounting period) from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit); and

                      iii) the aggregate Net Cash Proceeds received by the Issuer from the issue or sale of or contribution with respect to its Capital Stock subsequent to May 6, 1997.

For the purpose of determining the amount of any Restricted Payment not in the form of cash, the amount shall be the fair value of such Restricted Payment as determined in good faith by the Board of Directors, provided that if the value of the non-cash portion of such Restricted Payment as determined by the Board of Directors is in excess of $25 million, such value shall be based on the opinion from a nationally recognized firm experienced in the appraisal of similar types of transactions.

              b. The provisions of Section 4.04(a) shall not prohibit:

                      (1) any purchase or redemption of Capital Stock of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Redeemable Stock or Exchangeable Stock); provided, however, that such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments;
                      (2) dividends or other distributions paid in respect of any class of the Issuer's Capital Stock issued in respect of the acquisition of any business or assets by the Issuer or a Restricted Subsidiary if the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets;

                      (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section; provided, however, that at the time of payment of such dividend, no Event of Default shall have occurred and be continuing (or result therefrom), and provided further, however, that such dividends shall be included (without duplication) in the calculation of the amount of Restricted Payments; or

                      (4)     payments pursuant to the Tax-Sharing
              Agreement.

              SECTION 5. LIMITATION ON ASSET SALES. So long as any of the X-TRAS are outstanding, the Issuer may not sell, transfer or otherwise dispose of any property or assets of the Issuer, including Capital Stock of any Consolidated Subsidiary, in one transaction or a series of transactions in an amount which exceeds $50,000,000 (an "Asset Sale") unless the Issuer shall (i) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of a Consolidated Subsidiary or Indebtedness of the Issuer which is pari passu with the X-TRAS or (ii) invest an equal amount not so used in clause (i) in property or assets of related business within 24 months after the date of the Asset Sale (the "Application Period") or (iii) apply such excess Net Cash Proceeds not so used in (i) or (ii) (the "Excess Proceeds") to make an offer (the "Excess Proceeds Offer"), within 30 days after the end of the Application Period, to purchase (the "Excess Proceeds Repurchase") from the Holders on a pro rata basis an aggregate principal amount of X-TRAS on the Excess Proceeds Purchase Date (as defined herein) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the X-TRAS on the Excess Proceeds Purchase Date and unpaid interest, if any, to such date (the "Excess Proceeds Repurchase Price") plus (in the aggregate with all other X-TRAS repurchased pursuant to such Excess Proceeds Offer) the ISDA Amount, if any, as of the Excess Proceeds Purchase Date as determined by the Extension Option Buyer as of such date and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee by 10 a.m., New York City time, on such date. The Notional Amount used to determine the ISDA Amount shall be equal to the aggregate principal amount of X-TRAS tendered for repurchase and not withdrawn. The Issuer shall only be required to make an offer to purchase X-TRAS from Holders pursuant to subsection (iii) if the Excess Proceeds equal or exceed $25,000,000 at any given time.

              a. Within 30 days after the end of the Application Period, the Issuer shall mail a notice (the "Excess Proceeds Repurchase Notice") to each Holder with copies to the Indenture Trustee, Pass Through Trustee and Extension Option Buyer stating:

                      (1) that the Issuer is making an Excess Proceeds Offer pursuant to Section 4.05 of the Sixth Supplemental Indenture;

                      (2)     the Excess Proceeds Purchase Price;

                      (3) the date on which any Excess Proceeds Repurchase shall be made (which shall be no earlier than 60 days nor later than 90 days from the date such notice is mailed) (the "Excess Proceeds Purchase Date");

                      (4)     the name and address of the Paying Agent;
              and

                      (5) the procedures that Holders must follow to cause the X-TRAS to be repurchased, which shall be consistent with this Section and the Indenture.

              b. Holders electing to have X-TRAS repurchased must deliver a written notice (the "Excess Proceeds Purchase Notice") to the Paying Agent (initially the Indenture Trustee) at its corporate trust office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purposes, not later than 30 days prior to the Excess Proceeds Purchase Date. The Excess Proceeds Purchase Notice shall state: (i) the portion of the principal amount of any X-TRAS to be repurchased, which portion must be $1,000 or an integral multiple thereof; (ii) that such X-TRAS are to be repurchased by the Issuer pursuant to the Excess Proceeds Offer provisions of the Indenture; and (iii) unless the X-TRAS are represented by one or more Global Notes, the certificate numbers of the X-TRAS to be delivered by the Holder thereof for repurchase by the Issuer. Any Excess Proceeds Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent not later than three Business Days prior to the Excess Proceeds Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the X-TRAS as to which the withdrawal notice relates and the principal amount of such X-TRAS, if any, which remains subject to an Excess Proceeds Purchase Notice.

              c. Payment of the Excess Proceeds Purchase Price for X-TRAS for which an Excess Proceeds Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such X-TRAS (together with necessary endorsements) to the Paying Agent at its office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Excess Proceeds Purchase Date) after the delivery of such Excess Proceeds Purchase Notice. Payment of the Excess Proceeds Purchase Price for such X-TRAS will be made promptly following the later of the Excess Proceeds Purchase Date or the time of delivery of such X-TRAS. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Excess Proceeds Purchase Price of such X-TRAS on the Business Day following the Excess Proceeds Purchase Date, then, on and after such date, interest will cease accruing, and all other rights of the Holder shall terminate (other than the right to receive the Excess Proceeds Purchase Price upon delivery of the X-TRAS).

              d. The Issuer shall comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act which may then be applicable in connection with any Excess Proceeds Offer.


                                ARTICLE V.

                       ADDITIONAL EVENTS OF DEFAULT
                        WITH RESPECT TO THE X-TRAS

              SECTION 1. DEFINITION. All of the events specified in clauses (a) through (h) of Section 5.1 of the Original Indenture shall be "Events of Default" with respect to the X- TRAS. In addition, each of the following events that shall have occurred and be continuing shall be an Event of Default: (i) default in the payment when due of any Applicable Premium on any of the X-TRAS, whether at maturity, upon redemption, acceleration, purchase by the Issuer at the option of the Holders or otherwise; and (ii) default in the payment when due of the ISDA Amount, if any, whether on the Initial Stated Maturity, upon redemption, acceleration, purchase by the Issuer at the option of the Holders or otherwise.

              SECTION 2. AMENDMENTS TO SECTION 5.1 OF THE ORIGINAL INDENTURE. (a) Solely for the purpose of determining Events of Default with respect to the X-TRAS, paragraphs (e), (f) and (h) of Section 5.1 of the Original Indenture shall be amended such that each and every reference therein to the Issuer shall be deemed to mean either the Issuer or Consumers.

              (b) Solely for purposes of determining waivers of defaults and their consequences in respect of the X-TRAS, the penultimate paragraph of Section 5.1 of the Original Indenture shall be amended such that no such waiver may be made of any such default in respect of a covenant or provision of the Sixth Supplemental Indenture which cannot be modified or amended without the consent of each Holder of the X-TRAS or the Extension Option Buyer without the consent of such Holder or buyer, respectively.

              (c) Solely for purposes of determining the application of proceeds in respect of defaults under the X-TRAS, paragraphs SECOND and THIRD of Section 5.3 of the Original Indenture shall be amended to provide that proceeds paid thereunder shall be applied on a pro rata basis to (i) the payment in full of the aggregate unpaid principal amount of the X-TRAS and all accrued but unpaid interest on the X-TRAS to the Interest Payment Date and (ii) the payment of the amount due under Section 5.03 of this Sixth Supplemental Indenture.

              SECTION 3. PAYMENT OF ISDA AMOUNT UPON ACCELERATION OF X-TRAS. If an Event of Default resulting in acceleration of the X-TRAS occurs, the Issuer shall pay to the Indenture Trustee, in addition to such amounts as may be due in respect of the principal of, Applicable Premium, if any, and accrued interest on the X-TRAS pursuant to Article V of the Original Indenture and this Sixth Supplemental Indenture, an amount equal to the ISDA Amount as of the date of acceleration of the X-TRAS (as calculated by the Calculation Agent as of such date and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee within five Business Days thereafter).

                               ARTICLE VI.

                                DEFEASANCE

              SECTION 1. GENERAL. All of the provisions of Article Ten of the Original Indenture shall be applicable to the X-TRAS.

              SECTION 2.  SATISFACTION AND DISCHARGE.   The provisions of
Section 10.1(A) of the Original Indenture are amended to provide that, in addition to the requirements set forth therein for obtaining the satisfaction and discharge of the Issuer's obligations under the Indenture in respect of the X-TRAS, the Issuer shall, on the date of deposit referred to in Section 10.1(A)(c)(ii) of the Original Indenture, be required to deliver to the Indenture Trustee for the benefit of the Pass Through Trustee the ISDA Amount, if any, as of the second Business Day preceding such date of deposit as determined by the Extension Option Buyer and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee by 12 noon, New York City time, on such second preceding Business Day.

              SECTION 3. LEGAL DEFEASANCE. (a) Solely for purposes of a legal defeasance of the X-TRAS, the requirements for a legal defeasance set forth in Section 10.1(B) of the Original Indenture are amended to provide that in addition to the requirements set forth in clauses (a) through (f), the Issuer shall be required to deliver to the Indenture Trustee on the date of deposit referred to in Section 10.1(B)(a) of the Original Indenture cash in an amount equal to the ISDA Amount, if any, as of the second Business Day preceding such date of deposit as determined by the Extension Option Buyer as of such date and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee by 12 noon, New York City time, on such second preceding Business Day.

              (b) Upon satisfaction by the Issuer of the requirements of Section 10.1(B) of the Original Indenture and the foregoing clause (a), in connection with any legal defeasance of the X-TRAS, the Issuer shall be released from its obligations under the Original Indenture and under this Sixth Supplemental Indenture with respect to the X-TRAS, except to the extent otherwise provided in Section 10.1(b) of the Original Indenture.

              SECTION 4. COVENANT DEFEASANCE. (a) Solely for purposes of a covenant defeasance of the X-TRAS, the requirements for a covenant defeasance set forth in Section 10.1(C) of the Original Indenture are amended to provide that in addition to the requirements set forth in clauses (a) through (f), the Issuer shall be required to deliver to the Indenture Trustee for the benefit of the Pass Through Trustee on the date of deposit referred to in Section 10.1(C)(a) of the Original Indenture cash in an amount equal to the ISDA Amount, if any, as of the second Business Day preceding such date of deposit as determined by the Extension Option Buyer and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee by 12 noon, New York City time, on such second preceding Business Day.

              (b) Upon satisfaction by the Issuer of the requirements of Section 10.1(C) of the Original Indenture, in connection with any covenant defeasance of the X-TRAS, the Issuer shall be released from its obligations under Article Nine of the Original Indenture and under Articles III and IV of this Sixth Supplemental Indenture with respect to the X-TRAS.


                               ARTICLE VII.

                                REDEMPTION

              SECTION 1. REDEMPTION AT THE OPTION OF THE ISSUER. (a) The provisions of Article XI of the Original Indenture (other than Sections 11.5 and 11.6) shall be applicable to the X-TRAS.

              (b) The X-TRAS will be redeemable at any time, at the option of the Issuer, in whole or in part, on any date on or prior to the Premium Termination Date on not less than 30 nor more than 60 days' notice to the Indenture Trustee, the Pass Through Trustee and the Extension Option Buyer, at a redemption price ("Early Redemption Price") equal to the sum of (i) 100% of the principal amount of the X-TRAS being redeemed, together with accrued interest, thereon to the Redemption Date plus the Applicable Premium (but interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holder thereof of record at the close of business on the relevant Record Date) plus (ii) the ISDA Amount, if any, as of the second Business Day preceding the Redemption Date as determined by the Extension Option Buyer and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee by 12 noon, New York City time, on such second preceding Business Day. In no event will the Redemption Price calculated pursuant to the foregoing clause (i) ever be less than 100% of the principal amount of the X-TRAS
plus accrued interest to the Redemption Date.   The Notional Amount used
to determine the ISDA Amount shall be equal to the aggregate principal amount of X-TRAS redeemed.

              (c) If the X-TRAS are extended until the Extended Stated Maturity, the Issuer shall have the option (the "FD Redemption Option"), in lieu of permitting the X- TRAS to be remarketed in accordance with
Article VIII of this Sixth Supplemental Indenture, to redeem the X-TRAS in whole on the Initial Stated Maturity, by irrevocable notice given to the Indenture Trustee, the Pass Through Trustee, the Extension Option Buyer and the Calculation Agent not later than the Remarketing Deadline, at a redemption price, payable in cash, equal to the sum of (i) 100% of the principal amount of the X-TRAS being redeemed together with accrued interest, if any, thereon to the Initial Stated Maturity plus (ii) the ISDA Amount, if any, as of the Exercise Date (as calculated by the Calculation Agent on the Exercise Date and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee on or promptly following such date (but in any event within five Business Days thereafter)), which redemption price shall be payable at the Initial Stated Maturity. The Notional Amount used to determine the ISDA Amount shall be the aggregate principal amount of the X-TRAS outstanding as of the Exercise Date.

              SECTION 2. PUT OPTION OF HOLDERS. If the maturity of the X-TRAS is extended and for any reason the Pass Through Trustee does not receive an amount in cash equal to the principal amount of and interest on the X-TRAS plus the ISDA Amount by the Remarketing Deadline, the Holders of the X-TRAS will be deemed to have exercised the Put Option and required the Issuer to purchase all of the outstanding X-TRAS on the Initial Stated Maturity at a purchase price equal to 100% of the principal amount of and interest on the X-TRAS.


                               ARTICLE VIII.

                           REMARKETING OF X-TRAS

              SECTION 1. REMARKETING OF X-TRAS. In the event that the maturity of the X-TRAS is extended until the Extended Stated Maturity, then, unless the Issuer exercises the FD Redemption Option (which option the Issuer shall be entitled to exercise at any time subsequent to the delivery of the Extension Notice and prior to the earlier of the pricing of the remarketing and the Remarketing Deadline upon delivery of an irrevocable notice of redemption), the interest rate borne by the X-TRAS will be reset effective on and as of the date of closing of the remarketing in order that the X-TRAS may be remarketed so as to yield net proceeds in cash at least equal to the sum of (i) 100% of the principal amount of the X-TRAS plus (ii) the ISDA Amount as of the Exercise Date as calculated by the Calculation Agent and notified to the Issuer, the Indenture Trustee and the Pass Through Trustee on or promptly following such date (but in any event within five Business Days thereafter)
(collectively, the "Required Remarketing Proceeds").   As more
particularly set forth in the next sentence, it is intended that the portions of the Required Remarketing Proceeds representing the principal amount of the X-TRAS, together with the amount payable by the Issuer pursuant to such sentence, will be sufficient to enable the Pass Through Trustee to make the Final Distribution on the Certificates. Accordingly, the Issuer shall be obligated to pay to the Pass Through Trust, simultaneously with the closing of the remarketing, an amount equal to the interest that would have accrued on the X-TRAS had they been held by the
Pass Through Trust to the Initial Stated Maturity.   In the event that the
Final Distribution Date shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of the Indenture), payment of the portion of the Required Remarketing Proceeds representing the principal amount of the X-TRAS, together with the amount equal to the interest that would have accrued on the X-TRAS had they been held by the Pass Through Trust to the Initial Stated Maturity need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Initial Stated Maturity; provided that no interest shall accrue on the amount so payable for the period from and after such Initial Stated Maturity to such Business Day. Upon payment of the Final Distribution to Certificateholders and the ISDA Amount to the Extension Option Buyer on the Final Distribution Date, the Issuer shall be entitled to receive any amounts earned in respect of the investment by the Pass Through Trustee of the Required Remarketing Proceeds and the ISDA Amount in Government Obligations pursuant to clause (d) of Section 8.02 below. In no event shall the Issuer have any obligation to pay the principal amount of the X-TRAS to the Pass Through Trust on the Initial Stated Maturity.

              SECTION 2.  REMARKETING PROCEDURE.   The X-TRAS will be
remarketed in accordance with the following procedure (the "Remarketing Procedure"):

              (a) On the Exercise Date and thereafter on the 75th, 60th, 45th, 30th and 15th day prior to the Initial Stated Maturity, Morgan Stanley & Co. Incorporated (or, subsequent to the Exercise Date, such other investment banking institution as may be selected as the Remarketing Agent) will provide the Issuer with non-binding indications of the interest rate and discount or premium at which it believes it could remarket the X-TRAS in order to yield the Required Remarketing Proceeds.

              (b) Morgan Stanley & Co. Incorporated shall act as the Remarketing Agent for the X-TRAS unless, no later than 60 days prior to the Initial Stated Maturity, the Issuer shall select another investment banking institution to remarket the X-TRAS or exercise the FD Redemption Option in accordance with the provisions of Section 7.01(c) hereof.

              (c) No later than 15 days prior to the Remarketing Deadline, the Remarketing Agent will commence marketing of the X-TRAS to investors.

              (d) Pricing and closing of the remarketed X-TRAS shall occur at any time within 10 days prior to the Remarketing Deadline, subject to then prevailing market conditions and settlement cycles. Upon completion of the remarketing, the net proceeds thereof, together with the amount payable by the Issuer equal to the interest that would have accrued on the X-TRAS had they been held by the Pass Through Trust to the Initial Stated Maturity, will be deposited with the Pass Through Trustee and invested in Government Obligations having a maturity as close as possible equal to the number of days between the date of such investment and the Initial Stated Maturity.

              (e) The Remarketing Agent will be entitled to underwriting commissions, payable at settlement of the Remarketing Procedure, which will be determined at the time the Remarketing Procedure is commenced and shall be consistent with then prevailing market
practices.   In the event that Morgan Stanley & Co. Incorporated purchases the X-TRAS pursuant to clause (i) below, it shall be entitled to underwriting commissions, payable at settlement of such purchase, which will be determined at the time it gives notice of its offer pursuant to clause (i) below and shall be consistent with then prevailing market practices.

              (f) The Issuer will cooperate with and provide information reasonably requested by the Remarketing Agent and (in the event of an offer to purchase by Morgan Stanley & Co. Incorporated made pursuant to clause (i) below) by Morgan Stanley & Co. Incorporated in connection with the remarketing or purchase of the X-TRAS, as applicable, including, without limitation, (1) promptly preparing an offering memorandum or prospectus containing such disclosures as may be required by applicable law and as may be required by the Remarketing Agent or Morgan Stanley & Co. Incorporated, as applicable, in its reasonable judgment,
(ii) executing and delivering or causing to be executed and delivered legal documentation (including a purchase agreement or underwriting agreement and registration rights agreement with customary indemnities, covenants, representations and warranties, comfort letters and legal opinions) in form and substance reasonably satisfactory to the Remarketing Agent or Morgan Stanley & Co. Incorporated, as applicable, (iii) providing promptly upon request updated consolidated financial statements to the date of its latest report filed with the Commission and (iv) to the extent the Issuer and the Remarketing Agent or Morgan Stanley & Co. Incorporated, as applicable, deem reasonably necessary for successful completion of the Remarketing Procedure or the purchase by Morgan Stanley & Co. Incorporated, as applicable, making available senior management of the Issuer for road show and one-on-one presentations.

              (g) The Issuer may, in its sole discretion, elect to cause the X-TRAS to be remarketed by conducting an underwritten offering or private placement thereof on a firm- commitment basis. In such event, the Issuer shall notify the Remarketing Agent of such request no later than 70 days prior to the Final Distribution Date. The Issuer acknowledges that in no event shall the Remarketing Agent be deemed by this provision to have made a commitment to underwrite or place the X-TRAS.

              (h) Regardless of whether it has been selected to act as Remarketing Agent, Morgan Stanley & Co. Incorporated shall at all times be permitted to make an offer, on not less than five Business Days' notice, to purchase the X-TRAS bearing a reset interest rate specified by Morgan Stanley & Co. Incorporated on a date not later than the Remarketing Deadline for net proceeds in cash equal to the Required Remarketing Proceeds, which offer the Company and the Trustee shall be required to accept, unless, on or prior to the date for such purchase specified in the notice provided by Morgan Stanley & Co. Incorporated, (i) the Company shall have delivered an irrevocable notice of redemption pursuant to
Section 7.01(c) of this Sixth Supplemental Indenture or (B) any other party shall have remarketed the X-TRAS bearing a reset interest rate lower than or equal to that specified by Morgan Stanley & Co. Incorporated for net proceeds in cash at least equal to the Required Remarketing Proceeds.

              (i) The remarketed X-TRAS will bear interest at the reset interest rate commencing upon the date of closing of the remarketing. For the avoidance of doubt, holders of the remarketed X-TRAS shall not be entitled to receive any interest thereon for any period prior to the date of closing of the remarketing.

                                ARTICLE IX.

                          SUPPLEMENTAL INDENTURES

              SECTION 1. EFFECT ON ORIGINAL INDENTURE. This Sixth Supplemental Indenture is a supplement to the Original Indenture. As supplemented by this Sixth Supplemental Indenture, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture and this Sixth Supplemental Indenture shall together constitute one and the same instrument.

              SECTION 2. SUPPLEMENTAL INDENTURES WITHOUT CONSENT OF SECURITYHOLDERS. The Issuer and the Indenture Trustee may enter into supplemental indentures to this Sixth Supplemental Indenture without the consent of the Holders of the X-TRAS for any of the purposes for which execution of a supplemental indenture without the consent of the Holders of the X-TRAS is authorized as provided in Section 8.1 of the Original Indenture. In addition, any such supplemental indentures may be entered into without the consent of the Holders of the X-TRAS for the purpose of
(i) curing any ambiguity or correcting or supplementing any provision which may be defective or inconsistent with any other provision in the Original Indenture, the ISDA Master Agreement or the Pass Through Trust Agreement or (ii) modifying or amending any of the provisions hereof or of the X-TRAS (A) relating to the ISDA Master Agreement or (B) that is effective only from and after the closing of the remarketing of the X-TRAS; provided that no such action adversely affects the interests of the Holders of Securities of any Series; and provided further that no such supplemental indenture referred to in the first clause of this sentence and in clauses (a) through (f) of Section 8.1 of the Original Indenture which has a material adverse effect on the Extension Option Buyer may be entered into without the consent of the Extension Option Buyer.

              SECTION 3. SUPPLEMENTAL INDENTURES WITH CONSENT OF SECURITYHOLDERS. The provisions of Section 8.2 of the Original Indenture are hereby amended to provide that notwithstanding any consent obtained from the Holders of X-TRAS in respect of any modification, amendment or supplement to this Sixth Supplemental Indenture requiring the consent of the Holders of the X-TRAS pursuant to Section 8.2 of the Original Indenture, no modification, amendment or supplement may be made to this Sixth Supplemental Indenture that has a material adverse effect on the Extension Option Buyer without the consent of the Extension Option Buyer.


                                ARTICLE X.
                         MISCELLANEOUS PROVISIONS

              SECTION 1. PROVISIONS OF INDENTURE FOR THE SOLE BENEFIT OF PARTIES AND HOLDERS OF SECURITIES AND COUPONS. The provisions of Section
14.2 of the Original Indenture are hereby amended to provide that, solely for purposes of the X-TRAS issued under the Sixth Supplemental Indenture,
(i) each of the Extension Option Buyer and Morgan Stanley & Co. Incorporated (as Remarketing Agent) shall be a third party beneficiary of this Agreement and may enforce the obligations of the Issuer hereunder running in favor of the Extension Option Buyer and Morgan Stanley & Co. Incorporated, as applicable, and (ii) all amounts payable by the Issuer under this Sixth Supplemental Indenture shall be for the benefit of and enforceable by the Pass Through Trustee, as registered holder of the X-TRAS, and shall be paid over by the Indenture Trustee to the Pass Through Trustee promptly upon confirmation of the receipt of funds from the Company by the Indenture Trustee.

              SECTION 2. MICHIGAN LAW TO GOVERN. This Sixth Supplemental Indenture and the X-TRAS shall be governed by and deemed to be a contract under, and construed in accordance with, the laws of the State of Michigan, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.


                                TESTIMONIUM

              This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

              IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

                                       CMS ENERGY CORPORATION



                                       By:  /s/ A.M. Wright
                                            ___________________________

Attest:  /s/ Michael D. Van Hemert


(Corporate Seal)



                                       NBD BANK
                                        as Indenture Trustee



                                       By:  /s/ J. Michael Banas
                                            ____________________________


Attest:

/s/ Steven D. VanderClay

(Corporate Seal)

                            SCHEDULE 4.03(b)(2)


  Indebtedness of CMS Energy Corporation outstanding on January 13, 1998